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EXHIBIT 10.26

Date  July 30, 2003

Name:   Ed Alexander

Title:     President / COO

Company:  Family Steak Houses of Florida Inc

Address:     2113 Florida Boulevard
             Neptune Beach, Florida  32266

RE:  FOODSERVICE PRODUCTS DISTRIBUTION AGREEMENT WITH FAMILY
STEAK HOUSE OF FLORIDA INC.

Dear Ed:

BACKGROUND

A. Performance Food Group, Inc. ("PFG") has developed a national network of foodservice product distribution companies ("PFG Distributors ") that perform purchasing, marketing, warehousing, quality control, product research and development, transportation and distribution services for national and regional foodservice Customers.

B. Family Steak Houses of Florida, desires to contract with PFG Florida as its Primary Distributor (as hereinafter defined) for foodservice products to all of the Customer locations listed in Exhibit A ("Customer Locations"), and PFG Florida desires to perform these services.

C. Customer hereby contracts with PFG to provide distribution services for the Customer Locations pursuant to the terms and conditions set forth in this Foodservice Products Distribution Agreement (this "Agreement").

AGREEMENT TERMS

In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

1. PFG TO SERVE AS PRIMARY DISTRIBUTOR. PFG shall serve as Customer's Primary Distributor to Customer Locations for foodservice products within the designated categories listed in Exhibit "B" "Designated Categories" set forth in Section (5). For all purposes of this Agreement, Primary Distributor shall mean that Customer and/or the Customer Locations shall purchase eighty-five percent (85%) or more of the Products' requirements in each Designated Category for the Customer Locations (the "Requirements Threshold") from the PFG Distributor (as hereinafter defined).
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2.     TERM OF AGREEMENT.  The term ("Term") of this Agreement will commence effective as of (9/30/03) and shall continue for Five years until 9/30/08 or until termination by either party hereto effective following ninety (90) days prior notice of termination to the other party. Either party hereto may propose any such amendments ("Amendment(s)") to this Agreement by providing notice of such proposed Amendment ("Amendment Notice") to the other party hereto.

3. PRODUCTS COVERED BY THIS AGREEMENT. Products will include products marketed under the PFG family of brands ("PFG Brands"), national brands, locally controlled labels, other products specified by Customer and stocked by PFG Distributors, and Proprietary Products (as hereinafter defined).

4. AGREED AVERAGE DROP SIZE; ADDITIONAL CHARGES FOR ORDERS THAT DO NOT MEET MINIMUM ORDER REQUIREMENTS. Fee pricing provided in Section (5) hereof is based on an average order size of $4000.00 per location per delivery ("Agreed Average Drop Size"). In the event that the average order size for any thirty (30) day period falls below the Agreed Average Drop Size, PFG will give notice to Customer, and Customer will cause such average order size for the thirty (30) day period following receipt of such notice to equal or exceed the Agreed Average Drop Size.

A. When calculating the average drop size: Hot Shot, Fill-ins (because of shortages), Will Calls and or other Emergency Delivery incidents, will not be used in the calculation.

B. Exhibit "A" Details the amount of deliveries per week, per unit initially agreed upon by Ryan's Family Steak Houses of Florida Inc and PFG Florida.

      In addition, individual regularly scheduled orders under $1500.00 will be charged an additional $75.00 to offset the additional charges incurred, and orders below the minimum order size of $500.00 will be delivered at the sole discretion of the PFG Distributor. Exception deliveries made in the event of emergencies will be handled on a case-by-case basis.

5.     DISTRIBUTION FEES/MARGIN PRICING; DESIGNATED CATEGORIES.
Appointed Distributors shall distribute Products to Customer Locations in the Designated Categories based upon the Case pricing scheme specified in this Section (5).

Designated Categories                                Over Cost
Dry Goods                                         $ 1.79 per case
Frozen
Refrigerated
Meats/Seafood/Poultry
Janitorial
Dairy
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Fee calculation on sale = (Distributor landed) divided by (100%-Margin)
Example:     Distributor Landed     $20.00
Dollars on Sell           $1.79 per case
Case Calculation   ($20.00)+(1.79)= $21.79

6.     PRICING; COST DEFINED; PRICE ADJUSTMENTS.

A. All pricing to Customer is calculated on PFG Distributors' cost ("Cost"), as defined below.

B. "Cost" is defined as the price invoiced by the vendor, manufacturer, packer, supplier or provider to the distributor plus applicable freight (based on national published freight rates or better), delivery charges, back haul charges (including invoices from in-house freight management) less off-invoice temporary discounts or promotions during the applicable period (excluding cash discounts). Products contracted by Customer will be billed at the contracted Cost plus applicable freight and agreed to Fee. If electronic data interchange or other invoice-less system is used, a printed report or other appropriate verification from the supplier confirming the purchase order cost will be considered an invoice for determining Cost.

7. JOINT PURCHASES. In the event that Customer and PFG Distributor mutually agree to a forward, special or other purchase on Customer's behalf that may require a purchase of inventory beyond thirty (30) days, PFG will impose a surcharge of 2% per month after the first thirty (30) days. The surcharge will be calculated based upon the Cost of any such remaining inventory after thirty
(30) days and after each successive thirty (30) day period thereafter.

     A. This will exclude the purchase of Fresh Beef for Ryan's (Beef Sirloin Top Butts) Which PFG Florida will purchase and hold in accordance with Ryan's Family Steak Houses of Florida Inc. requirements for age and price.

8. ORDERING PROCEDURES. Each PFG Distributor will agree upon the ordering and other pertinent procedures with Customer. A customized order guide ("Order Guide") will be provided to Customer Locations not utilizing direct order entry to facilitate order placement, and such Customer Locations will utilize such Order Guide to order Products by item number and/or line number and desired quantity. Customer will be provided with monthly Order Guides and weekly Order Guides for "at-market" products. Comprehensive instructions and on site training will be provided to Customer Locations utilizing the direct order entry program.

9. CREDITS. Customer is not to return merchandise without written authorization from the appropriate PFG Distributor. All requests for return or adjustment of dry groceries must be reported within seven (7) days of receipt of merchandise and include the invoice number, Customer code and invoice date in order for the Customer to receive the full amount of credit.

In the case of fresh or frozen merchandise, returns must be identified at the time of delivery. Returned merchandise must reach the appropriate PFG Distributor in resalable condition and must be packed in its original carton, unless Customer is authorized to return merchandise for quality control inspection. Merchandise made to order, specially designed, crested or imprinted
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cannot be exchanged or returned.  Special order (non-stock) merchandise may only be returned if packed in original shipping cartons and will be subject to transportation and handling charges.

Credits shall be granted in accordance with the terms of PFG'S Operating Procedures Manual, which shall be customized by the Appointed Distributors for Customer with prior approval by Customer. Appointed Distributors may impose a re-stocking fee of ten percent (10%) in connection with any such returned merchandise, that needs to be returned to the vendor.

     A. The 10% Restocking Fee will only apply to special order or proprietary products that were specifically ordered for Ryan's Family Steak Houses of Florida Inc. Any and all products returned during the normal course of business will not carry a restocking fee.

10. DELIVERY AND RECEIVING. All deliveries will be made in accordance with a prearranged delivery schedule designed by PFG Distributors to meet Customer needs. PFG Distributor (s) will establish Holiday delivery schedules at least fourteen (14) days prior to such holiday. Customer will receive an original invoice and one copy with each order, which shall be checked by an authorized representative of Customer at the time of delivery. Should any product be short or damaged, Customer's authorized representative shall notify the PFG Distributor's driver at the time of delivery. The PFG Distributor's driver will note the discrepancy on the invoice, and credit will be taken directly off the invoice.

11. CREDIT TERMS. All payments should be received within 30 days from the date of invoice. In the event of Customer's failure to make payment in accordance with the payment terms specified in the preceding sentence, PFG Florida may (in addition to any such other remedies provided for herein) make adjustments to the margins or incentive payments applicable to Customer and/or discontinue service, and PFG may terminate this Agreement. Family Steak Houses of Florida Inc will have a 48 hour period to resolve any outstanding issues.

A. Payment Obligation Family Steak Houses of Florida Inc will provide PFG Florida with weekly ACH Payments that PFG Florida initiates based on Net 30 day terms. It is understood that Ryan's Family Steak Houses of Florida Inc has a credit limit of 1 million dollars and if the balance due exceeds 1 million dollars the total amount over the 1 million dollars is due in full at the next occurrence of the next ACH payment.

B. Service Charge If invoices are not paid when due, a service charge equal to lesser of 1 1/2% per month or the maximum interest rate permitted by law may be assessed on the unpaid portion of any such overdue invoice. Unpaid invoice balances and finance charges due to PFG Distributors may be deducted from and/or offset against any credits otherwise due to Customer.

C. Financial Information Customer agrees to provide, from time to time, promptly following receipt of a written request therefor from PFG, such additional financial information, including, without limitation, audited financial statements, statement of cash flow and/or any such other financial information requested by PFG. Also a corporate cross guarantee to be provided (See Attached Exhibit "C").
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12.     AUDIT PRIVILEGES.  Customer shall have the right, at Customer's sole expense, to audit records of PFG Distributors related to Customer under this Agreement; provided, however, that any such audits shall be subject to following limitations: (i) date and time of audit shall be mutually agreed upon following reasonable notice from Customer of its audit request; (ii) Customer shall not be entitled to audit a given PFG Distributor more than two times in any twelve month period; (iii) any such audits shall be conducted at such reasonable times during normal business hours and without any unreasonable disruption of the applicable PFG Distributor's business or year-end accounting procedures; and
(iv) any such audit will consist of a maximum of 20 items covering the prior 13 week period immediately preceding the audit request.

13. SUBSTITUTIONS/BACK ORDER. PFG Distributor shall be obligated to ship a complete order on every delivery, and in the event that a substitution becomes necessary, the PFG Distributor will substitute an appropriate product at the agreed upon Fee.

14. PROPRIETARY PRODUCTS; SPECIAL ORDERS. PFG Distributor will deliver products requested and specified by Customer that are proprietary to Customer's operations ("Proprietary Products") and special orders by Customer under the conditions specified in the following provisions of this Section (14). PFG Distributors will not bring into stock any product or lines of product for a Customer Location unless Customer's management has authorized, in writing, such action. If Customer approves and authorizes products not currently in existing inventory, the following minimum guidelines will apply to any new products brought into stock:

A. PFG Distributors shall not be required to stock any special order or Proprietary Product that does not have or will not have average weekly sales of 10 cases per participating distribution center and 12 annual turns.


B.     Customer will sign a special stocking request form.

C. Customer shall provide PFG Distributors with a minimum of 21 days notice in connection with any request by Customer to bring in any new normally stocked items. Further, customer shall provide PFG Distributors with a minimum of six weeks' notice on special order items. PFG cannot guarantee that the minimum notice periods provided for in the two preceding sentences will be sufficient, and PFG shall not be responsible for or be deemed to be in default of this Agreement by virtue of the inability to obtain items within such minimum notice periods. However, the PFG Distributor shall be required to use commercially reasonable efforts to obtain such items within the prescribed notice periods.

D. If PFG has not previously purchased from the supplier/manufacturer designated by Customer, a certificate of insurance indicating coverage that satisfies PFG' required coverage and an appropriate indemnification from supplier/manufacturer must be provided before any product can be brought into inventory. If the specified supplier/manufacturer will not issue an appropriate certificate of insurance and/or provide appropriate indemnification, PFG Florida will not stock or distribute such items.
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E.     In the event Customer (i) decides to discontinue any Proprietary Product or products subject to special orders or (ii) Customer gives or receives notice of termination of this Agreement, Customer shall provide notice thereof to PFG Distributors within 30 days in accordance with the notice provisions of this Agreement.

F. Upon thirty (30) days of notice of a request from an Appointed Distributor, Customer agrees to purchase or advise Appointed Distributor how to dispose of such products that constitute remaining special order or Proprietary Products inventory on hand that does not meet the minimum stocking requirements listed in Section 14 (A) hereof. The Appointed Distributor may dispose of these items if they have not been removed from the distribution center after such 30-day period, and Customer shall pay the Appointed Distributor for these items within 15 Days of such disposal.

G. In the event that either terminates this Agreement party hereto, Customer agrees (i) to use commercially reasonable efforts to effect an orderly transition with respect to and (ii) to remove from the distribution centers for all PFG Distributors all perishable products within 7 days of the termination date, (all Proprietary Products, Special Order Products, obsolete inventory, other applicable products in stock, and products for which non-cancelable orders have been placed). All other items will be removed within 30 days of termination of contract. All items will be FOB distribution center, and Customer or new distributor will pay for all such inventory and all freight in connection with the disposition of all such Products. Payment for this inventory transition will be made within 30 days of the invoice date.

15. FORCE MAJEURE. Neither party shall be liable to the other party for any loss, delay or failure to perform resulting directly or indirectly from fires, floods, riots, strikes or other circumstances beyond either party's reasonable control.

16. COMPLIANCE WITH LAWS. Each party hereto agrees that it will comply with all laws and regulations applicable to this Agreement and its performance hereunder. Without limiting the foregoing, Customer agrees to fully and accurately report to the appropriate federal and state agencies and authorities all discounts (as such term is defined in 42 CFR Sec 1001.952 (h)) granted hereunder in accordance with all applicable laws and regulations.

17. REPORTING. In addition to monthly and weekly Order Guides, PFG Florida will provide any customer reports if requested by Family Steak Houses of Florida, that are available in the PFG system.

18. NOTICES. Any written notices called for in this agreement may be made by facsimile, personal delivery, overnight or other delivery service or first class mail. Notices by fax will be effective when the transmission is complete and confirmed; notices by personal delivery will be effective upon delivery; notices by overnight or other delivery services will be effective when delivery is confirmed; notices by mail will be effective four business days after mailing. The notice address for each party is set forth below and shall be subject to change upon written notice thereof in accordance with the provisions of this Section (18).
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19.     CHOICE OF LAW; VENUE.  This Agreement, including, without limitation, any dispute or claim hereunder, shall be governed by and construed in accordance with the laws of the State of Florida without reference to the choice of law provisions of any state. Further, the parties hereby agree that any and all actions or proceedings arising from or relating to this Agreement shall be brought in the Circuit Court for the County of Hillsborough, Florida, or the United States District Court for the District of Tampa, Florida Division and hereby consent to personal jurisdiction of such courts for any such action of proceeding.

20. LIMITATION OF LIABILITY. PFG shall not be liable to the Customer for any special, indirect, incidental, consequential or punitive damages arising out of or relating to this Agreement under any legal theory.

21. MISCELLANEOUS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. PFG and Customer have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute of law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. All such exhibits, schedules and other documents, or portions thereof, identified in this Agreement are incorporated herein by reference and made a part hereof. At either party's reasonable request and without further consideration, the other party shall promptly execute and deliver such instruments and documents, and take such other action, as such party may reasonably request to effectuate completely the transactions provided for in this Agreement and to otherwise carry out the purpose and intent of this Agreement. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and the parties will use all reasonable efforts to substitute for such invalid, illegal or unenforceable provision(s) one or more valid, legal and enforceable provision(s) that, insofar as practicable, implement the purposes and intents hereof. To the extent permitted by applicable law, each party waives any provision of law that would render any provision of this Agreement invalid, illegal or unenforceable in any respect. No remedies set forth herein shall be exclusive and no party shall be limited to any remedy set forth herein. All remedies available to any party shall be cumulative. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance. The titles and/or captions contained in this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. The masculine, feminine or neutral gender and singular or plural nouns shall each to be deemed to include the others whenever the context so indicates.
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22.     ENTIRE AGREEMENT.  This agreement sets forth the complete understanding of the parties hereto with respect to the subject matter contained herein, and may not be amended or supplemented except in writing signed by both parties.



See Attached Documents:

 Exhibit A - "Customer Locations"
 Exhibit B - "Designated Categories"
 Exhibit C - "Corporate Guaranty"
 Exhibit D - "Credit Terms / Quick Pay Incentive"
 Addendum I - Ryan's Family Steak Houses of Florida Inc "Beef Pricing" Addendum II - Ryan's Family Steak Houses of Florida Inc "Produce Pricing"



[SIGNATURES APPEAR ON FOLLOWING PAGE]
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Agreement between Family Steak Houses of Florida Inc. and PFG Florida


ACCEPTED BY:

CUSTOMER:                                      PFG:

Customer Representative Name                   PFG Representative Name
Ed Alexander                                   Mike Colosi
Title:  President / COO                        Title:  President, CEO
Company: Family Steak Houses of Florida Inc.   Performance Food Group Florida
Address:  2113 Florida Boulevard               3150 N. Gallagher Rd
          Neptune Beach, FL  32266             Dover, FL 33527
Phone:    904-249-4197                         813-659-0811
Fax:      904-249-1466                         813-659-1331



_____________________________        ______________________________
(Please Print)                       (Please Print)



_____________________________        ______________________________
(Signature)                          (Signature)



_____________________________        ______________________________
(Title)                              (Title)



_____________________________        ______________________________
(Date)                               (Date)

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